CERTIFICATE OF INCORPORATION

                                      OF

                           THE KIRSHNER CORPORATION

FIRST: The name of the corporation is The Kirshner Corporation (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901. National Corporate Research, Ltd. is the Corporation's registered agent at that address.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation shall have authority to issue 100,000 shares of common stock, at a $.01 par value.

FIFTH: The name and mailing address of the sole incorporator is Kristie Tolliver, 615 South DuPont Highway, Dover, DE 19901.

SIXTH: No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law of (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Sixth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

I, being the sole incorporator hereinbefore named, hereby sign this certificate for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware the l6th day of November, 2001.



                                   By: /s/ Kristie Tolliver

                                   Kristie Tolliver, Incorporator